                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-9

                   Solicitation/Recommendation Statement Under
             Section 14(d)(4) of the Securities Exchange Act of 1934

                                (AMENDMENT NO. 2)
                                 NCH CORPORATION

                            (NAME OF SUBJECT COMPANY)


                                 NCH CORPORATION

                      (NAME OF PERSON(S) FILING STATEMENT)


                          COMMON STOCK, PAR VALUE $1.00
                         (TITLE OF CLASS OF SECURITIES)


                                   628850 10 9
                      (CUSIP NUMBER OF CLASS OF SECURITIES)


                                  JOE CLEVELAND
                           VICE PRESIDENT & SECRETARY
                                 NCH CORPORATION
                            2727 CHEMSEARCH BOULEVARD
                               IRVING, TEXAS 75062
                                 (972) 438-0211


 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE AND
          COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)


                                    COPY TO:

                              JAMES C. MORPHY, ESQ.
                             KEITH A. PAGNANI, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000


               [ ]    Check the box if the filing relates solely to preliminary
communications made before the commencement of the tender offer.

               This Amendment No. 2 amends and supplements the Schedule 14D-9 filed by NCH Corporation ("NCH"), a Delaware corporation, with the Securities and Exchange Commission (the "SEC") on January 7, 2002, as amended and supplemented by Amendment No. 1 thereto filed by NCH with the SEC on January 18, 2002. Capitalized terms used but not defined herein have the meanings given to them in such January 7, 2002 filing.

ITEM 3.     PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

               The information set forth under "Item 5 - Past Contacts, Transactions, Negotiations and Agreements" in Amendment No. 1 to the Schedule TO filed by the Levy Group on January 22, 2002, which is filed as Exhibit 10 hereto ("Amendment No. 1"), is incorporated herein by reference.

Item 6.     Interest in Securities of the Subject Company.

               The information set forth under "Item 8 - Interests in Securities of the Subject Company" in Amendment No. 1 is incorporated herein by reference.

Item 9.      Exhibits.

EXHIBIT
 NO.                                                 DESCRIPTION
 ---                                                 -----------

 1.           Offer to Purchase, dated January 7, 2002.

 2.           Letter of Transmittal.

 3.           Letter to Stockholders of NCH from Joe Cleveland, dated January 7,
              2002.

 4.           Letter from the Dealer Manager to Brokers, Dealers, Commercial
              Banks, Trust Companies and Other Nominees, dated January 7, 2002.

 5.           Letter to Clients for Use By Brokers, Dealers, Commercial Banks,
              Trust Companies and Other Nominees, dated January 7, 2002.

 6.           Press Release by NCH issued on December 24, 2001.

 7.           Opinion of DrKW, dated December 24, 2001.

 8.           Agreement and Plan of Merger, dated December 24, 2001, among
              Holding, Purchaser and NCH.

 9.           Excerpts from Proxy Statement for 2001 Annual Meeting of
              Stockholders of NCH, dated June 27, 2001.

10.           Amendment No. 1 to the Schedule TO filed by the Levy Group on
              January 22, 2002 (incorporated by reference from the EDGAR filing - SEC File No. 5-10518).

Unless otherwise indicated, each exhibit was filed with the Schedule 14D-9 on January 7, 2002.



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                                    SIGNATURE

               After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.












Dated:  January 22, 2002




                                  NCH CORPORATION

                                   By: /s/ Joe Cleveland
                                   -----------------------------------
                                   Name: Joe Cleveland
                                   Title: Vice President and Secretary



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